November 18, 2013 Eldad Eilam Chief Executive Officer hopTo, Inc. 1901 S. Bascom Avenue Suite 660 Campbell, CA 95008

RE: Engagement for IP Portfolio Analysis and Strategic Intellectual Property ("IP") Support

Dear Eldad:

ipCreate, Inc., appreciate the opportunity to assist hopTo, Inc. (the "Company") with its strategic intellectual property ("IP") issues and opportunities. Based on our discussions, we understand that hopTo would like to assess the strategic positioning of its recently developed patent portfolio as a means of furthering its business objectives and growth initiatives; as well as to develop an IP vision and development strategy aligned with a monetization options. The objective is to increase IP value to key market players that may be realized in one or more asset sales or licensing transactions, as well as to enhance shareholder value through an analysis of the strategic value of the Company's patent portfolio. To support hopTo's goals, we propose to define and execute an IP strategy that will result in identifying monetization opportunities and provide a unique value proposition target. The scope of work is as follows:

1. Part 1: Develop a IP Analysis of hopTo's Patent Portfolio

2. Part 2: Develop an IP Strategy and Story to support investing

3. Part 3: Execute IP Competitive Analysis and support of Investor IP Due Diligence.

We are confident that the results of this engagement will meet your needs. Our work is data-driven and backed by our deep expertise in IP strategy and monetization, which includes analyzing IP portfolios, defining IP strategies, facilitating new invention creation, and communicating IP value to internal and external stakeholders for our clients.

This letter, including enclosures, sets forth the terms of our proposed engagement and the services that we will perform for hopTo. We look forward to expanding our relationship with you through this work.

Best regards,

John Cronin Chairman, CEO ipCreate, Inc. Enclosures

1.	Detailed Work Plan

2.	Detailed Terms

ENCLOSURE 1

     Detailed Work Plan Part 1. Develop a IP Analysis of hopTo's Patent Portfolio ipCreate will: Consulting support to:

a.	Create a framework for IP analysis, strategy development and communication

b.	Analyze the external patent environment and identify opportunities for IP creation

ipCG will:

·	Draft a new analysis framework for the "mobile productivity" space.

·	Identify key competitors, potential partners or acquirers to analyze in the mobile productivity space.

·	Conduct patent searches to identify potentially relevant patents for these competitors in the analysis framework.

·	Map both hopTo's current patent filings, and the key competitor patents to the new analysis framework.

·	Analyze trends that emerge from the overlay of hopTo and key competitor patent mapping.

Part 1 Deliverables: PowerPoint presentation of 8-10 slides describing the results of the patent analysis, and Excel document containing patent data and custom landscape field assignment.

Part 1 Timeline: To Be Completed by November 21, 2013

Part 2: Part 2: Develop an IP Strategy and Story to support investing

We understand hopTo engages in investor relations activities as part of its normal operations, and that it wishes to enhance the portion of its investor messaging related to IP. ipCreate will provide a framework and consulting support to create a targeted presentation template suitable for clearly articulating the value of the IP from an investor relations perspective. The presentation will link the IP portfolio to the technology it protects, the products it enables, the market needs it addresses, and the business objectives it helps achieve.

· Develop a set of IP goals that are consistent with hopTo's business objectives

·	Assess the results of Part I to determine a set of action items required to achieve the IP goals.

·	Develop an IP strategy report that depicts the IP goals, the rationale for corresponding IP actions, and the invention and IP tactics required to execute on the IP actions.

Part 2 Deliverables:

IP strategy report in Word (8-10 pages) including charts and graphics, and a PowerPoint presentation (10-12 slides) to depict the IP Story

Phase 2 Timeline: To Be Completed by November 29, 2013

Part 3: Execute IP Competitive Analysis and support of Investor IP Due Diligence.

Part 3 Deliverables: IP Competitive Analysis (PowerPoint presentation (10-12 slides) and support of investor relations activities, roadshows and investor IP due diligence activities.

Part 3 Timeline: To Be Completed by December 6, 2013

ENCLOSURE 2

As you are aware, ipCreate Inc. ("ipCreate") is an intellectual property company with expertise in IP creation, development and licensing, and it desires to assist in review and strengthening of hopTo's (the "Company") mobile productivity intellectual property ("IP") portfolio. This letter confirms that ipCreate will, until completion of the Services or termination of this Agreement in accordance with its terms, serve as the Company's Intellectual Property Integrator and primary contact in connection with the proposal ("Proposed Engagement") to provide IP strategy, development and acquisition, monetization and management services ("the Services") to the Company.

Detailed Terms

Under the scope of this engagement between ipCreate ("Consultant" or "we")) and hopTo ("Company" or "Client"), Consultant will perform the services described in the table below entitled "Professional Services and Fees" (hereinafter referred to as "Services") in accordance with the following terms and conditions:

1. Professional Services and Fees

Professional Services

Part	1:	Develop a IP Analysis of hopTo's Patent Portfolio

Part	2:	Develop an IP Strategy and Story to support investing

Part	3:	Execute IP Competitive Analysis and support of	Investor	IP	Due
Diligence.

Total of Professional Services						$100,000

Should Company request additional meetings, reports, analyses, or services outside the scope of the Services, the scope of such services and fees will be mutually agreed upon in writing between Consultant and Company.

2.	Timing & Delivery. Consultant and Company shall mutually agree upon a project schedule.

3.	Resources. Consultant will work in a close, collaborative manner with the Company to execute the Services. Because of the interactive nature of this work, the availability of the Company's management and key technical personnel will be critical to the completion of the project. The Company agrees to provide Consultant with all reasonable assistance and cooperation including, but not limited to, providing all information as may be reasonably necessary for Consultant to discharge its duties under this engagement letter and making the appropriate Company personnel available to enable Consultant to obtain such Company information.

The Company understands that ipCreate will engage and manage the services provided by its affiliate companies (ipCapital Group, Inc. ("ipCapital") during this Proposed Transaction.

4.	Compensation. The fee for Services is $100,000 ("Contract Total"). Client agrees to pay Consultant $50,000 upon the execution of this engagement letter. Upon completion of Parts 1, 2 and 3, Client agrees to pay the remaining balance of $50,000 upon receipt of invoice, together with all reasonable out-of-pocket travel expenses. Client shall pay all charges and fees in U.S. Dollars.

5.	Late Payment/Interest. If payment in full is not received within 10 days from the invoice due date, as defined in mutually signed agreement(s), Company is subject to interest fees, along with reasonable costs of collection incurred by Consultant, including but not limited to, collection agency fees and reasonable attorney's fees (whether or not suit is brought to affect such collection). The interest fees will be calculated per day of actual delay, from the due date of invoice, and based on the maximum rate of interest or fee allowed by law.

6.	Confidential Nature. Consultant and Company agree that the terms and conditions of the Mutual Non-Disclosure Agreement executed by Consultant and Company simultaneously herewith ("NDA"), shall govern and control the manner in which Confidential Information (defined below) is protected. The term Confidential Information shall have the meaning set forth in the NDA. Consultant shall cause iP

Capital Group and iP Licensing Company to be bound by such NDA. Consultant acknowledges Company shall be permitted to disclose the terms of, and file a copy of, this Agreement in an appropriate filing with the SEC, to the extent the Company determines it is required to do so under applicable law.

7.	Independent Contractor. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause these services to create an agency, partnership, or joint venture between the parties. Further, nothing in this engagement letter shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Consultant or any employee of Consultant.

8.	Warranty. The services are warranted to conform substantially to the services described in Section 1 entitled "Professional Services and Fees." As the exclusive remedy for any breach of this warranty, Consultant shall re-perform Services at no cost to Company necessary to remedy or avoid any condition that results in the services not performing as warranted above. This warranty is conditioned upon receipt by Consultant of Company's written notice of all claimed breaches within sixty (60) days of the date of delivery of the services. COMPANY ACKNOWLEDGES THAT NO EXPRESS WARRANTIES HAVE BEEN MADE BY CONSULTANT EXCEPT FOR THE LIMITED WARRANTY MADE IN THIS PARAGRAPH. THIS LIMITED WARRANTY AND THE ASSOCIATED LIMITED REMEDY IS PROVIDED BY CONSULTANT IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES RELATED TO PERFORMANCE OF THE SERVICES. CONSULTANT DISCLAIMS ALL IMPLIED

WARRANTIES,	INCLUDING	IMPLIED	WARRANTIES	OF	TITLE,
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.	COMPANY AGREES THAT CONSULTANT'S AGGREGATE MONETARY LIABILITY FOR ALL CAUSES (REGARDLESS OF THE FORM OF ACTION) UNDER OR RELATING TO THIS AGREEMENT, WHETHER PRIOR OR

SUBSEQUENT TO ITS EXECUTION OR TERMINATION, SHALL IN NO EVENT EXCEED THE TOTAL OF ALL AMOUNTS PAID TO CONSULTANT BY COMPANY FOR THE SERVICES GIVING RISE TO SUCH LIABILITY. COMPANY WILL INDEMNIFY AND HOLD HARMLESS CONSULTANT AND ITS PERSONNEL FROM ANY CLAIMS, LIABILITIES, COSTS, AND EXPENSES THAT ARISE, FOR ANY REASON, RELATED TO THE DELIVERY OF THE SERVICES PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, COSTS AND REASONABLE ATTORNEYS' FEES INCURRED IN CONNECTION WITH RESPONDING TO SUBPOENAS RELATED TO COMPANY AND/OR THE SERVICES; PROVIDED, NO INDEMNITY SHALL BE REQUIRED TO THE EXTENT THE CLAIMS, LIABILITIES, COSTS OR EXPENSES ARISE FROM CONSULTANT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.	Taxes. All charges for the sale or delivery of services purchased or licensed pursuant to this engagement letter, unless otherwise noted, are exclusive of applicable taxes.

Excluding taxes on Consultant's income, Company agrees to pay any current or future applicable tax which Consultant may be required to pay or collect and which is imposed on the sale or delivery or services purchased or licensed in this engagement letter. Such taxes may include, but are not limited to, state and local privilege, excise, sales, services, withholding, and use. Company's obligation to pay taxes includes any interest. To the extent that Consultant has not collected and remitted any applicable tax for Company in reliance upon an erroneous representation of Company as to its tax status, Company's obligation to pay taxes shall include any penalties imposed by any taxing authorities.

11.	Governing Law. This engagement letter shall be construed in accordance with and governed for all purposes by the Uniform Trade Secrets Act and otherwise by the law of the State of New York, without regard to its principles regarding conflicts of law. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York City, NY, USA, before a single arbitrator. The arbitration shall be administered by

JAMS (www.jamsadr.com) pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction.

12.	Document Retention Policy. Client acknowledges and agrees that, upon the conclusion of Consultant's provision of Services hereunder, Consultant shall destroy all documents and electronic media related to the Services, except for the final deliverable(s).

13.	Term; Entire Agreement. This engagement letter may only be terminated by mutual written consent or, after written notice and a reasonable opportunity to cure, material uncured breach. This engagement letter and the NDA reflect the entire agreement between Consultant and Company related to the Services described in this letter. It replaces and supersedes any previous proposals, correspondence, and understandings, whether written or oral. The agreements of Consultant and Company contained in this letter shall survive the completion of the Services or termination of this letter. In the event of any inconsistency between the NDA and this letter, the terms of the NDA will govern unless this letter specifically references a paragraph of the NDA and expressly states that such paragraph is intended to be amended by this engagement letter. Subject to the preceding sentence, any terms or conditions in this engagement letter which conflict with the NDA shall have no force or effect.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to Consultant. We are pleased to have this opportunity to be of service to you.

Very truly yours,

By: /s/ John E. Cronin Name/Title: John E. Cronin Date: 12/9/2013

Company agrees to, accepts, and acknowledges the foregoing terms and conditions pursuant to which Consultant will provide services to Company.

By: /s/ Eldad Eilam

Name/Title: Eldad Eilam, President and CEO

Date: 12/11/2013